Exhibit 99.1

Hercules Technology Growth Capital Announces Record Fourth Quarter Net Investment Income EPS of $0.34 and Fiscal Year 2008 Financial Results

PALO ALTO, Calif.--(BUSINESS WIRE)--February 12, 2009--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC):

~Declares a $0.32 Cash and Stock Dividend~

~Achieves 39% Revenue Growth Despite Economic Downturn~

~Net Interest Margin of 11.38%~

~$0.18 per share earnings spill-over to 2009~

Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today its financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Highlights:

  Record revenues of $22.0 million, an increase of 39% over revenues of $15.8 million for the comparable period in 2007.
  Record net investment income before taxes during the quarter increased by 10.0% to $11.0 million, compared to $10.0 million in the fourth quarter of 2007. Net investment income per share was $0.34 for the fourth quarter of 2008, compared to $0.31 per share in the fourth quarter of 2007.
  Net interest margin was 11.38% for the fourth quarter of 2008, compared 10.16% for the third quarter of 2008.
  Taxable income for the quarter was approximately $8.6 million or $0.27 per share, including approximately $2.3 million or approximately $0.07 per share from net realized losses.
  Total investment assets of $581.3 million as of December 31, 2008 compared to $530.0 million as of December 31, 2007, representing an increase of 9.7%. Of our loan portfolio, greater than 95% of the investments are in senior secured loans.
  Received approximately $69.0 million of principal repayments, including early repayments of approximately $41.0 million; $38.3 million of the proceeds were used to pay down existing Citibank and Deutsche Bank borrowings to a balance of $89.6 million at December 31, 2008.
  Recorded net realized loss of $2.3 million, primarily attributable to one loan, and net unrealized depreciation of $19.4 million on loans, warrants and equity investments. Of the unrealized depreciation approximately $17.0 million was primarily attributable to FAS 157 valuation adjustments to the Company’s warrant and equity investments. Hercules held warrant positions in 92 portfolio companies at the end of the fourth quarter of 2008, compared to warrants in 82 companies at the end of the fourth quarter of 2007.
  Commitments for the fourth quarter were comprised of approximately $57.0 million in debt commitments.
  Debt funded in the quarter totaled approximately $34.0 million and there were no equity fundings.
  Announced a $0.32 dividend per share, our fourteenth consecutive dividend. This dividend will be paid on March 30, 2009 to shareholders of record as of February 23, 2009, an increase of 7% over the comparable period in 2008. The dividend will be payable up to 90% per share in common stock of Hercules and 10% per share in cash, based on shareholder elections.

“I am very pleased to report our solid achievements and results for both the fourth quarter and full year 2008, despite the difficult economic times and deteriorating general business and credit environment,” said Manuel A. Henriquez, CEO of Hercules. “Early in 2008, we announced our ‘slow and steady’ investment strategy and the shift in our investment focus to more mature later stage companies. These changes were made to manage our credit performance, maintain adequate liquidity and manage our operating expenses in this extremely challenging and unprecedented credit environment. We have also added a Senior Credit Officer who is focused on both the life science and technology portfolio to further assist in mitigating credit loss.”

“Today, we also announced that our Board of Directors declared our fourteenth dividend which will be paid 10% in cash and 90% in stock. The first quarter dividend reflects our continued strong performance and commitment to shareholder value despite current market conditions. We believe the decision to pay the first quarter dividend primarily in stock is a prudent and cautious decision to assist with the preservation of capital and ensure ample liquidity to satisfy our April 30, 2009 maturing Citibank and Deutsche Bank facility. We have been taking, and will continue to take, a conservative approach to strengthen our liquidity position and balance sheet in these unprecedented economic times.”

“Given the increasingly challenging times and the high volatility we witnessed during the fourth quarter, we anticipate that the current macro-economic conditions will likely continue to adversely affect venture capital fundraising activities. We expect a slower rate of new venture capital investments or deployments, which may, accordingly, cause the venture debt market to contract. Even with this anticipated contraction, we estimate venture capital investments for 2009 of approximately $20.0 billion to $22.0 billion. Our addressable market represents 20% to 40% of the annual venture capital deployments, or $4.0 billion to $8.0 billion in 2009. We believe that by continuing to operate conservatively, Hercules will emerge in a favorable market position.”

2008 Highlights:

  Record revenues of $75.8 million, a 41% increase from $53.9 million in 2007.
  Record net investment income before taxes of $40.0 million, or $1.23 per share. In 2007, net investment income for the Company was $32.5 million, or $1.15 per share, representing an increase of 23% year over year.
  Net income for 2008 was $21.0 million, or $0.64 per share which includes approximately $21.4 million in unrealized depreciation in 2008, primarily attributable to FAS 157 valuation accounting. This compares to $42.4 million or $1.50 per share in 2007.
  Taxable income for the year was approximately $40.0 million, or $1.23 per share, based upon 32.6 million weighted average shares outstanding. This compares to taxable income of approximately $34.0 million, or $1.21 per share, based on 28.3 million weighted shares outstanding in 2007.
  Total debt commitments were approximately $406.0 million, as compared to approximately $481.0 million in the year 2007. The decrease in commitments reflects the slower investment pace we established in the second half of 2008.
  Total fundings were approximately $331.0 million for 2008, of which debt fundings totaled approximately $325.0 million and equity investments totaled approximately $6.0 million, as compared to approximately $367.0 million of fundings in the prior year, of which, approximately $12.0 million was in equity investments.
  Total unfunded debt commitments were approximately $82.0 million as of December 31, 2008.
  Overall weighted average yield to maturity on the company’s loan portfolio increased to 12.87%, compared to 12.70% in 2007.

Fourth Quarter Review and Operating Results

During the quarter, Hercules entered into commitments to provide debt financing of approximately $57.0 million and funded a total of approximately $34.0 million in debt investments. Hercules made no equity commitments or investments during the fourth quarter of 2008.

Proceeds from principal repayments were $69.0 million, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit. As a result of the normal and early principal repayments, Hercules decreased its Citibank and Deutsche Bank debt facility by approximately $38.3 million during the quarter to an outstanding balance of $89.6 million at December 31, 2008. This debt facility will continue to amortize until April 30, 2009, when all outstanding principal and interest are due.

During the fourth quarter, Hercules recognized $19.4 million of net unrealized depreciation from its loans, warrant and equity investments. This depreciation consisted of approximately $2.4 million in loan values, $7.3 million in warrant values and $9.7 million in equity values, primarily attributed to the valuation accounting required under FAS 157.

As of December 31, 2008, Hercules had unfunded debt commitments of approximately $82.0 million to 28 portfolio companies. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company executed a non-binding term sheet for $7.0 million for a proposed future commitment. This proposed investment is subject to completion of the Company’s due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio company. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Investment Portfolio

The fair value of Hercules’ investment portfolio at quarter-end was $581.3 million as compared to $530.0 million at the end of the fourth quarter of 2007.

The fair value of the loan portfolio was $540.1 million compared to a fair value of $482.1 million at the end of the fourth quarter 2007.

The fair value of the equity portfolio was $23.3 million compared to a fair value of $26.2 million at the end of the fourth quarter of 2007.

Hercules held warrant positions in 92 portfolio companies, with a fair value of $17.9 million at December 31, 2008, as compared to warrants in 82 portfolio companies with a fair value of $21.6 million at December 31, 2007. If exercised, these warrant holdings at December 31, 2008, would allow Hercules to invest approximately $55.0 million in equity in these portfolio companies. However, these warrants may not decline in value. Accordingly, the Company may not be able to realize gains from these warrant holdings.

The effective yield on our debt investments during the quarter was 14.9% as compared to 13.1% in the prior quarter, and is largely attributed to higher interest charges and fees related to loan restructurings and acceleration of fee income recognition from early loan repayments. The overall weighted average yield to maturity on the Company’s loan portfolio was 12.87% as of December 31, 2008. The weighted average yield to maturity is computed using interest rates in effect at inception of each of the loans, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

Income Statement

Growth of Hercules’ debt portfolio year-over-year combined with early debt repayment fees, restructuring charges and default interest on certain debt investments in the fourth quarter of 2008 contributed to a 39% increase in total investment income to $22.0 million during the fourth quarter of 2008, as compared to $15.8 million in the fourth quarter of 2007.

Interest expense and loan fees driven by borrowing activities were $5.5 million during the fourth quarter as compared to $1.8 million in the same quarter of the previous year, attributed to higher outstanding loan balances. Hercules had a weighted average debt balance outstanding during the quarter of $245.0 million and a weighted average cost of debt of 9.0% at December 31, 2008, as compared to $85.0 million and 6.35%, respectively, for the same period in 2007. The higher cost of capital is primarily due to the Citibank/Deutsche Bank credit facility entering the amortization period during which borrowings under the facility bearing interest at Libor + 650Bps, as compared to the prior year when the facility interest rate was at Libor + 120Bps.

Total operating expenses, excluding interest expense and loan fees, for the fourth quarter of 2008 were $5.4 million, as compared to $4.1 million for the fourth quarter of 2007. The increase as compared to the quarter ended December 31, 2007, was primarily attributable to higher compensation expense related to an increase in employees and compensation-related accruals. General and administrative expenses were $1.6 million, or approximately $608,000 higher than the $984,000 incurred during the fourth quarter of 2007. The increase was primarily attributed to workout expenses incurred in the fourth quarter of 2008 whereas Hercules experienced recoveries of workout related expenses in the same period of 2007, thereby reducing its general and administrative expenses. The increase in stock-based compensation of approximately $154,000 for the fourth quarter of 2008 as compared to the same period in 2007 was related to the new issuances of options and restricted stock to employees during 2008.

Net investment income before provision for excise taxes for the fourth quarter of 2008 was $11.0 million, which represents an increase of 10.0%, compared to $10.0 million for the fourth quarter of 2007. Net investment income before provision for excise taxes on 32.7 million basic shares outstanding, was $0.34 per share in the fourth quarter of 2008, compared to $0.31 per share in the comparable quarter of 2007 on 32.5 million basic shares outstanding.

Hercules recorded a provision for excise tax of $203,000 related to taxable income that will be spilled over and paid out as dividends to shareholders in 2009. Excess taxable income spilled over and paid out in the next year is generally subject to a 4% excise tax.

Net realized losses of $2.3 million recognized during the fourth quarter were primarily attributed to realized losses on the loan, warrants and equity investments to Simpler Networks of approximately $2.4 million and other loan, equity and warrant write-offs of approximately $950,000, offset by realized gains of approximately $1.0 million primarily attributed to realized gains on the sale of common stock in Epicept.

Hercules recognized net unrealized depreciation on investments of approximately $19.4 million during the fourth quarter of 2008. The net unrealized depreciation was primarily attributed to write-downs on valuation under FAS 157. These write-downs reflect the unprecedented deterioration of the general capital markets in the fourth quarter of 2008 and the correlated affect to valuations of private companies.

Dividends

The Company distributed a dividend of $0.34 per share to its shareholders during the fourth quarter. This distribution was the thirteenth consecutive quarterly dividend paid and brings total distributions to $3.75 per share since its initial public offering in June 2005.

The Board of Directors has declared a first quarter dividend of $0.32 per share, consisting of cash and shares of the company’s common stock. Pursuant to an Internal Revenue Service Revenue Procedure released in January 2009, the company will pay 10% of the total dividend distribution in cash, the minimum cash distribution required by the Internal Revenue Service. The balance of the dividend will be paid in HTGC common stock.

Consistent with the Internal Revenue Service Revenue Procedure released in January 2009, the dividend will be payable up to 90% or $0.29 per share, in common stock of the Company and up to 10%, or $0.03 per share, in cash, based on stockholder elections, on 33,097,679 shares outstanding as of February 12, 2009. Subject to this limitation on the aggregate amount of dividends payable in cash, stockholders will have the option to make an election to receive payment of the dividend in cash or in shares, except that cash will be paid in lieu of fractional shares. Stockholders who elect to receive the dividend in all cash will receive payment in the form of at least $0.03 per share in cash. The exact distribution of cash and stock to any given stockholder will be dependent upon his/her election as well as elections of other stockholders, subject to the pro-rata limitation described above.

The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company's common stock for a three trading day period of March 23, March 24, and March 25, 2009.

Paying a portion of the dividend in the Company’s common stock allows the Company to satisfy its RIC taxable income distribution requirement and bolster Hercules’ liquidity position and strengthen the Company’s balance sheet. The liquidity provided to Hercules through the use of the stock dividend will assist the Company with preservation of capital which is necessary in the current economy.

The additional preservation of capital will further assure that the Company has ample liquidity necessary to repay its Citibank/Deutsche Bank debt facility due on April 30, 2009, as well as continue to originate new investments. Furthermore, this capital retention is a hedge against the potential for a dramatically worsening economy. Currently the company does not intend to use stock to pay dividends on a regular basis, although the Company intends to review its dividend strategy quarterly throughout 2009. The dividend will be payable on March 30, 2009 to shareholders of record as of February 23, 2009.

Additional information regarding the distribution election will be mailed to stockholders during the last week of February 2009. The additional information will describe in more detail the terms of the dividend, including the ability of stockholders to elect to receive the dividend in the form of cash or shares of common stock, and a limitation on the aggregate amount of cash to be included in the dividend. The cash or stock election must be exercised prior to 5:00 p.m. Eastern Standard Time on March 20, 2009.

This is the Company’s fourteenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $4.07 per share.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2008 were paid 100% from earnings and profits. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2009 distributions to shareholders will actually be. The Company’s dividend is paid from taxable income.

Liquidity and Capital Resources

At December 31, 2008, the Company’s net assets were $382.5 million, with a net asset value per share of $11.56 as compared to $400.7 million and $12.31 per share, respectively, at the end of the fourth quarter of 2007. The decrease in net assets is generally due to unrealized depreciation of approximately $21.4 million that was primarily attributable to FAS 157 valuation adjustments to its warrant and equity investments.

The Company ended the fourth quarter with $17.2 million in cash and cash equivalents.

Currently, Hercules has a two year credit revolver facility with Wells Fargo Foothill. Wells Fargo Foothill provided $50.0 million in initial credit capacity under the facility, and other lenders may be added to the facility to reach the total credit commitment up to $300.0 million. The Company continues to be in discussions with other potential lenders to join the facility; however, there is no guarantee that additional lenders will join the facility. At December 31, 2008 there were no outstandings under the facility.

In addition, the Company has available $130.6 million available under the SBA program of which it has drawn $127.2 million. These two facilities combined allow the company access to up to an additional $53.4 million in capital, subject to certain credit and regulatory limitations.

The Company had $216.8 million in debt outstanding as of December 31, 2008, which includes approximately $89.6 million under its facility with Citibank and Deutsche Bank, representing a leverage ratio of 57% or 23% with the exemptive order related to the SBA debenture program that allows the Company to exclude SBA borrowings from the 1:1 leverage test imposed on BDCs. Based on Hercules’ existing stockholders’ equity and its SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million although there is no assurance that we may be able to do so. This amount assumes the Company is able to expand its existing credit facilities.

Portfolio Asset Quality and Diversification

As of December 31, 2008, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$22.3 million or 4.1% of the total portfolio

Grade 2	$326.1 million or 60.4% of the total portfolio

Grade 3	$160.0 million or 29.6% of the total portfolio

Grade 4	$29.5 million or 5.5% of the total portfolio

Grade 5	$2.2 million or 0.4% of the total portfolio

At December 31, 2008, the weighted average loan grade of the portfolio was 2.39 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.25 as of September 30, 2008. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of December 31, 2008 was as follows:

  20.3% in communications and networking companies
  13.9% in software companies
  12.1% in drug discovery companies
  10.9% in information services
  7.0% in electronics and computer hardware companies
  5.1% in specialty pharmaceutical companies
  5.0% in biotechnology tools companies
  4.3% in drug delivery companies
  4.3% in consumer and business product companies
  3.4% in Internet companies
  3.1% in semiconductor companies
  3.1% in media/content/info companies
  2.7% in therapeutic companies
  2.3 % in diagnostic companies
  1.7% in surgical device companies
  0.8% in energy companies

Subsequent Events

In January 2009, Roche completed its acquisition of Memory Pharmaceuticals, providing Hercules with approximately $12.0 million of early principal repayment. This early repayment combined with the normal principal received in January allowed Hercules to further reduce it liability under the credit facility with Citibank/Deutsche Bank by approximately $18.7 million, bringing the balance outstanding to approximately $70.9 million as of January 31, 2009.

Hercules’ portfolio company, Transcept Pharmaceuticals (NASDAQ: TSPT), announced completion of its merger with Novacea, Inc. on February 2, 2009. Hercules received full principal repayment of approximately $2.7 million outstanding to this specialty pharmaceutical company.

Guava Technologies announced on February 2, 2009, that it has entered into an agreement to be acquired by Millipore Corp., a San Francisco Bay Area biotechnology company, for approximately $22.6 million. The merger is expected to close within the first quarter of 2009. Hercules anticipates full principal repayment of the loan made to Guava Technologies upon the successful completion of the acquisition.

During the first quarter of 2009, we completed a reduction in force of approximately five individuals, or approximately 11.0% of our work force. This reduction represents an annual cost savings of approximately $800,000 to the Company.

In February, Portola Pharmaceuticals announced it has agreed to sell rights to its anti-clotting drug elinogrel to Novartis AG. Elinogrel is undergoing mid-stage development and could be a major competitor to Plavix, a blockbuster drug by Bristol-Myers Squibb and Sanofi-Aventis. Portola initially will receive $75 million from Novartis and is entitled to as much as $500 million in milestone payments.

Conference Call

Hercules has scheduled its 2008 fourth quarter financial results conference call for February 12, 2009 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 591-4952 or (719) 325-4886 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 4325945.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31,	December 31,
	2008	2007
Assets
Investments:
Non-affiliate investments (cost of $586,004 and $513,106)	$580,397	$525,725
Affiliate investments (cost of $6,344 and $6,344)	904	4,247
Total investments, at value (cost of $592,348 and $519,450 respectively)	581,301	529,972
Deferred loan origination revenue	(6,871)	(6,593)
Cash and cash equivalents	17,242	7,856
Interest receivable	8,803	6,387
Other assets	8,197	4,321
Total assets	608,672	541,943

Liabilities
Accounts payable and accrued liabilities	9,432	6,956
Short-term credit facility	89,582	79,200
Long-term credit facility	-	-
Long-term SBA debentures	127,200	55,050
Total liabilities	226,214	141,206
Net assets	$382,458	$400,737

Net assets consist of:
Common stock, par value	$33	$33
Capital in excess of par value	398,083	393,530
Deferred stock compensation	(2,323)	(78)
Unrealized appreciation on investments	(11,297)	10,129
Accumulated realized gains on investments	3,906	819
Distributions in excess of investment income	(5,944)	(3,696)
Total net assets	$382,458	$400,737

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	33,096	32,541

Net asset value per share	$11.56	$12.31

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Investment income:
Interest	$19,614	$14,361	$67,283	$48,757
Fees	2,349	1,429	8,552	5,127
Total investment income	21,963	15,790	75,835	53,884
Operating expenses:
Interest	4,427	1,401	13,121	4,404
Loan fees	1,085	354	2,649	1,290
General and administrative	1,592	984	6,899	5,424
Employee Compensation:
Compensation and benefits	3,397	2,777	11,595	9,135
Stock-based compensation	447	293	1,590	1,140
Total employee compensation	3,844	3,070	13,185	10,275
Total operating expenses	10,948	5,809	35,854	21,393

Net investment income before provision for income tax
and investment gains and losses	11,015	9,981	39,981	32,491
Income tax expense	-	-	-	2
Net investment income	11,015	9,981	39,981	32,489

Net realized gain (loss) on investments	(2,349)	2,788	2,643	2,791
Exercise tax expense	(203)	(139)	(203)	(139)
Net increase (decrease) in unrealized appreciation on investments	(19,402)	8,002	(21,426)	7,268

Net realized and unrealized gain (loss)	(21,954)	10,651	(18,986)	9,920
Net increase (decrease) in net assets resulting from operations	$(10,939)	$20,632	$20,995	$42,409

Net investment income before investment gains and losses
per common share:
Basic	$0.34	$0.31	$1.23	$1.15
Diluted	$0.34	$0.31	$1.23	$1.14

Change in net assets per common share:
Basic	$(0.33)	$0.63	$0.64	$1.50
Diluted	$(0.33)	$0.63	$0.64	$1.49

Weighted average shares outstanding
Basic	32,675	32,541	32,619	28,295
Diluted	32,675	32,599	32,619	28,387

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
Sally Borg, 650.289.3066
sborg@htgc.com